UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2024

INNO HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Texas	001-41882	87-4294543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2465 Farm Market 359 South Brookshire, TX	77423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 909-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	INHD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Tianwei Li from the Board

On October 23, 2024, the Board of Directors (the “Board”) of Inno Holdings Inc. (the “Company”) received and accepted the resignation of Tianwei Li from his position as a director of the Board. Mr. Tianwei Li shall continue to serve as the Company’s Chief Financial Officer. Mr. Tianwei Li’s resignation was not a result of any disagreement with the Company on any matter relating to its operations, policies, or practices, or to any issues regarding its accounting policies or practices.

Departure of Hongbo Li from the Board

On October 23, 2024, the Board received and accepted the resignation of Hongbo Li from his position as a director of the Board. Mr. Hongbo Li’s resignation was not a result of any disagreement with the Company on any matter relating to its operations, policies, or practices, or to any issues regarding its accounting policies or practices.

Mr. Hongbo Li was an independent director of the Company and served on the Compensation Committee and the Audit Committee.

Appointment of Mengshu Shao to the Board

On October 23, 2024, the Board appointed Mengshu Shao, effective October 23, 2024, to the Board to fill the director vacancy left by Mr. Tianwei Li and to hold such office until her resignation or removal.

Mengshu Shao, 33 years old, served as internal auditor manager at Agile Group from October 2021 to September 2024. From May 2019 to September 2021, Ms. Shao held the position of internal auditor at Cedar Holdings. From August 2016 to April 2019, Ms. Shao worked as an auditor at PwC Mainland China. Ms. Shao graduated from Jinan University in June 2016 with a master’s degree in accounting.

There are no arrangements or understandings pursuant to which Mengshu Shao was selected as a director of the Company and there are no familial relationships between Mengshu Shao and the other directors or executive officers of the Company. Since the beginning of the Company’s last fiscal year, the Company and Mengshu Shao has not participated in any transactions, and there are currently no proposed transactions in which the Company or Mengshu Shao, or any person which as a result of Mengshu Shao would be a related person for the purposes of Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, had or will have a direct or material interest.

The Company will compensate Mengshu Shao for her service as a non-employee director consistent with the compensation provided to other non-employee directors. Accordingly, Mengshu Shao will receive $10,000 in cash per quarter, subject to her continued service on the Board, respectively.

Appointment of Yongbo Mo to the Board

On October 23, 2024, the Board appointed Yongbo Mo, effective October 23, 2024, to the Board to fill the independent director vacancy left by Mr. Hongbo Li and to hold such office until his resignation or removal.

Yongbo Mo, 28 years old, has been working at Shanghai Haineng Investment Consulting Company as a Product Manager since February 2022. From June 2018 to January 2022, Mr. Mo served as a Media Manager at Zhengzhou Houde Technology Co., Ltd. Mr. Mo graduated from Zhengzhou Information Technology Vocational School in September 2017 with a bachelor’s degree in Investment and Finance.

There are no arrangements or understandings pursuant to which Yongbo Mo was selected as a director of the Company and there are no familial relationships between Yongbo Mo and the other directors or executive officers of the Company. Since the beginning of the Company’s last fiscal year, the Company and Yongbo Mo has not participated in any transactions, and there are currently no proposed transactions in which the Company or Yongbo Mo or any person which as a result of Yongbo Mo would be a related person for the purposes of Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, had or will have a direct or material interest.

The Company will compensate Yongbo Mo for his service as a non-employee director consistent with the compensation provided to other non-employee directors. Accordingly, Yongbo Mo will receive $10,000 in cash per quarter, subject to his continued service on the Board, respectively.

Yongbo Mo is expected to serve on the Compensation Committee and Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNO HOLDINGS INC.

By:	/s/ Ding Wei
Name:	Ding Wei
Title:	Chief Executive Officer

Date: October 24, 2024